EXHIBIT 99.1

MARTIN MARIETTA REPORTS RECORD

FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS

Full-Year EBITDA Surpasses $1.0 Billion and Net Earnings Increase to $713 Million

Company Delivers Record Revenues, Profitability and Earnings per Diluted Share

Pricing Growth Remains Solid Across All Product Lines and Segments

Consolidated Gross Margin Expands Despite Volume Headwinds

Company Remains Confident the Nation is in the Midst of a Steady Multi-Year Construction Recovery

Reaffirms Guidance of Mid-Single-Digit Growth in 2018 Aggregates Shipments

RALEIGH, N.C. (February 13, 2018) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported record results for the fourth quarter and full year ended December 31, 2017.

Highlights Include the Following Records:

	Quarter ended December 31,		Year ended December 31,
($ in millions, except per share)	2017	2016	2017	2016
Consolidated total revenues	$970.5	$948.80	$3,965.6	$3,818.7
Building Materials business total revenues	$903.0	$884.70	$3,695.6	$3,561.7
Magnesia Specialties total revenues	$67.5	$64.10	$270.0	$257.0
Consolidated gross profit	$259.1	$225.80	$971.9	$911.7
Consolidated earnings from operations	$183.4	$157.70	$700.4	$677.3
Net earnings attributable to Martin Marietta [1]	$377.2	$98.90	$713.3	$425.4
EBITDA [2]	$262.4	$229.70	$1,004.4	$971.6
Earnings per diluted share [1]	$5.95	$1.55	$11.25	$6.63

1 2017 fourth-quarter and full-year results include a one-time, non-cash benefit of $258.1 million, or $4.07 per diluted share, resulting from the Tax Cuts and Jobs Act of 2017.

2 See appendix to this earnings release for a reconciliation to net earnings.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “By nearly all meaningful measures, 2017 was an extraordinary year for Martin Marietta.  Among our accomplishments are two significant milestones - the best safety performance in our history and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) exceeding $1.0 billion.  We also delivered record revenues, profitability and earnings per diluted share for both the fourth quarter and full year, building on the momentum created by record performance in prior years.

“Even more noteworthy, we achieved these safety and financial results despite externally-driven volume headwinds prevalent throughout much of the year that reduced full-year aggregates volumes by one million tons compared with 2016 and almost nine million tons as measured against our initial 2017 guidance.  Our ability to post record results despite these external factors, among them extraordinary weather events, contractor labor constraints, and a slower-than-expected pace of public contract lettings, validates the

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successful execution of our strategic plan and underpins our optimism for a steady and extended cyclical recovery as we begin 2018.

“Our confidence in our 2018 outlook is particularly strengthened by positive fourth-quarter trends.  Once again, we posted solid pricing growth across all product lines and segments. These ongoing pricing improvements, coupled with the benefits from the strategic deployment of capital into our business, contributed in part to a 290-basis-point expansion in fourth-quarter consolidated gross margin compared with the prior-year quarter. Notably, the aggregates product line posted a fourth-quarter incremental gross margin well in excess of management’s targeted goal of 60 percent despite lower volumes.  These results underscore the comparative strength of our markets and our continued focus on operational excellence.

“While employment expansion has led to continued strength in private residential and nonresidential construction, we have yet to see meaningful and consistent growth in public heavy construction activity. Infrastructure projects have been hindered by project delays and uncertainty concerning regulatory and other related reform.  We are encouraged, however, by the recent enactment of the Tax Cuts and Jobs Act of 2017 (2017 Tax Act) and its long-term benefits for Martin Marietta, our customers and our industry.  Importantly, passage of this legislation provides positive momentum in Washington, D.C. to address the shortfall in sustainable funding commensurate with the nation’s need for infrastructure investment.  The recent release of President Trump’s Legislative Outline for Rebuilding Infrastructure in America provides additional momentum, increasing the likelihood that both infrastructure funding will be increased and regulatory burdens will be lightened. While state Departments of Transportation (DOTs) and contractors are slowly addressing their labor constraints, we believe that were an enhanced infrastructure bill enacted, those efforts would be more rapidly addressed.  However, even in the absence of such an enhanced infrastructure bill, strong customer confidence and improving sentiment lead us to believe that infrastructure activity for 2018 and beyond should benefit from the Fixing America’s Surface Transportation Act (FAST Act), the 2017 Tax Act, and state and local infrastructure initiatives.”

Mr. Nye concluded, “Looking ahead to 2018, the fundamental drivers for broad-based construction activity support our optimism that we will continue to benefit from a steady multi-year cyclical recovery across our geographic footprint.   Our leading positions in many of the nation’s most attractive and vibrant markets should allow us to capitalize on anticipated increased demand for infrastructure projects and private-sector construction activity in 2018 and beyond. With a relentless focus on world-class safety standards, diligent cost discipline, operational excellence and prudent capital allocation, Martin Marietta remains committed to achieving industry-leading results and further enhancing long-term shareholder value.”

Mr. Nye’s CEO Earnings Commentary and Market Perspective can be found on the Investor Relations section of the Company’s website.

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Operating Results

(All comparisons are versus the prior-year period unless noted otherwise)

Building Materials Business

Fourth-quarter total revenues for the Building Materials business, which includes the aggregates, cement, ready mixed concrete and asphalt and paving product lines, were $903.0 million, up 2.1 percent from $884.7 million.  Average selling prices improved across all product lines and segments during the quarter.  Aggregates product line fourth-quarter pricing improved 4.0 percent despite lower shipment volumes.  The Mid-America Group and the Southeast Group generated aggregates product line pricing growth of 6.9 percent and 4.2 percent, respectively, for the fourth quarter, driven by continued price discipline.  Product mix and ongoing competitive pressures led to relatively flat aggregates pricing for the West Group. The cement product line generated pricing growth of 4.1 percent for the quarter, reflecting strong ongoing construction activity in the Dallas/Fort Worth area. Ready mixed concrete and asphalt pricing increased 2.1 percent and 16.3 percent, respectively.  Unseasonably warm weather in Colorado and strong demand allowed for favorable asphalt pricing during the quarter.

Overall, fourth-quarter aggregates product line shipments decreased slightly, driven by government uncertainty, labor constraints and ongoing project delays, particularly in the Mid-America and West Groups. The Southeast Group reported aggregates volume growth of 5.6 percent, driven by strong nonresidential construction and improving public construction activity. Total cement shipments increased 1.7 percent. Ready mixed concrete shipments decreased 4.7 percent overall with lower energy-sector shipments offsetting strong demand in the Dallas/Fort Worth and Denver markets.   Asphalt shipments increased 1.2 percent for the fourth quarter.

Infrastructure Market Highlights

♦

Aggregates product line shipments to the infrastructure market increased slightly over the prior-year fourth quarter.  Continued underinvestment in the nation’s infrastructure, coupled with marginal construction activity from the FAST Act and ongoing project delays, limited the growth in overall infrastructure shipments. However, the West Group and Southeast Group, which include states with robust DOT budgets, reported growth in infrastructure shipments. Overall, aggregates product line shipments to the infrastructure market comprised 38 percent of fourth-quarter aggregates product line volumes, well below the Company’s most recent five-year average of 43 percent.

Nonresidential Market Highlights

♦

Aggregates product line shipments to the nonresidential market decreased 7 percent during the fourth quarter. While the Southeast Group reported strong industrial construction growth, the West Group, consistent with management’s expectations, reported a double-digit decline in nonresidential shipments due to the completion of several large energy-related projects in 2016 that were not immediately replaced in 2017.  Management expects the next wave of these projects to bid in 2018.  The nonresidential market represented 31 percent of fourth-quarter aggregates product line shipments.

Residential Market Highlights

♦

Aggregates product line shipments to the residential market increased 9 percent during the fourth quarter, driven by continued strength in housing across the Company’s geographic footprint, particularly in the western and southeastern United States.  Notably, Texas, Florida, North Carolina, Georgia, South

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Carolina and Colorado, key geographies for the Building Materials business, comprised six of the top ten states for growth in single-family housing unit starts for the twelve months ended December 2017.  The residential market accounted for 24 percent of fourth-quarter aggregates product line shipments.

ChemRock/Rail Market Highlights

♦

Aggregates product line volumes for the ChemRock/Rail market declined 10 percent versus the prior-year quarter, driven by reduced agricultural lime shipments.  The ChemRock/Rail market accounted for the remaining 7 percent of fourth-quarter aggregates product line shipments.

Magnesia Specialties Business

Fourth-quarter total revenues for the Magnesia Specialties business were $67.5 million, an increase of 5.3 percent, and gross margin expanded 50-basis-point to 34.9 percent, driven by higher-margin specialty chemicals sales.

Consolidated Operating Results

On December 22, 2017, the President signed into law the 2017 Tax Act, which, among other things, provides for a permanent reduction in the federal corporate tax rate.  As a result of this legislation, the Company recorded a one-time, non-cash income tax benefit of $258.1 million from the remeasurement of its deferred tax assets and liabilities at the new statutory rate of 21 percent.  Excluding this one-time benefit, which represents $4.07 per diluted share, the Company generated earnings per diluted share of $1.88 for the fourth quarter and $7.18 for the full year, both of which are record results.

Liquidity and Capital Resources

Cash provided by operating activities was $657.9 million in 2017 compared with $689.2 million in 2016.

Property, plant and equipment additions for 2017 were $432.4 million, reflecting the continued strategic deployment of capital into the business, including mobile fleet purchases that will reduce maintenance and repair costs.  Cash paid for additions during the year was $410.3 million.

In December 2017, the Company issued $1.4 billion of debt in anticipation of closing the Bluegrass Materials Company acquisition in the first half of 2018, which remains subject to the customary regulatory process and other closing conditions.  The newly-issued debt reflects a weighted-average interest rate of 3.5 percent.

At December 31, 2017, the Company’s ratio of consolidated net debt-to-consolidated EBITDA, as defined in the applicable credit agreement, for the trailing-12 months was 1.58 times.  The ratio excludes the debt obtained to fund the pending Bluegrass Materials acquisition.

Capital Allocation Priorities Enhance Shareholder Value

Martin Marietta is dedicated to maintaining disciplined capital allocation to further enhance shareholder value. The Company’s unchanged capital allocation priorities include the right acquisitions that enable the successful execution of the Company’s strategic growth plan, organic capital investment, and the return of cash to shareholders through a meaningful and sustainable dividend and share repurchases.

Consistent with these objectives, the Company previously announced the acquisition of Bluegrass Materials, the largest privately-held, pure-play aggregates business in the United States.  Martin Marietta and Bluegrass

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Materials continue to work closely and cooperatively with the Department of Justice in its review of the proposed transaction.

The Company returned $1.2 billion to shareholders, in the form of dividend payments and share repurchases, since announcing a repurchase authorization in February 2015 to acquire up to 20 million shares of its outstanding common stock.  At December 31, 2017, 14.7 million shares remain under the current repurchase authorization and 62.9 million shares of Martin Marietta common stock were outstanding.

Outlook for 2018

Martin Marietta remains optimistic about its near-term and long-term outlook given its continued ability to successfully execute its strategic business plan and the largely positive trends in the markets it serves.  The fundamental drivers for the Company’s expected growth remain intact as the current broad-based recovery continues on a steady and extended basis. Notably:

♦

Infrastructure construction activity should see benefits from the funding provided by the FAST Act as state DOTs and contractors address labor constraints and further regulatory reform emerges. Additionally, state and local initiatives that support infrastructure funding, including gas tax increases and other ballot initiatives passed over the previous 24 months, continue to gain overwhelming voter support and will play an expanded role in public-sector activity.  Third-party forecasts support increased infrastructure spending in 2018, particularly spending for aggregates-intensive highways and streets.

♦

Nonresidential construction is expected to modestly increase in both the heavy industrial and commercial sectors for the next several years as supported by third-party forecasts. Management expects new energy-related projects will bid in 2018 with construction activity in 2019 and beyond as permitting and final investment decisions are either made and/or approved.

♦

Residential construction is expected to continue growing, particularly in key Martin Marietta markets, driven by employment gains, historically low levels of construction activity over the previous years, low mortgage rates and higher lot development.  Notably, six of Martin Marietta’s key states rank in the top ten for single-family housing unit permits.

Management’s view of 2018 anticipates growth in all three primary construction end-use markets and faster expansion in the West and Southeast Groups and comparatively slower growth in the Mid-America Group, which historically has generated the Company’s highest margins.  Specifically:

♦	Aggregates product line end-use markets compared with 2017 levels are as follows:
•	Infrastructure market to increase in the mid-single digits.
•	Nonresidential market to increase in the low- to mid-single digits.
•	Residential market to increase in the high-single digits.
•	ChemRock/Rail market to remain stable.

As a result of the recent 2017 Tax Act, management expects the Company’s effective tax rate, excluding discrete events, to range from 20 percent to 22 percent compared with its 2017 guidance of 28 percent.

Martin Marietta’s 2018 guidance excludes any benefit from a potential increase in federal infrastructure funding as well as any impact from the pending acquisition of Bluegrass Materials which is expected to be accretive to earnings per share and cash flow in the first full year of Martin Marietta’s ownership.

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2018 GUIDANCE
($ and tons in millions, except per ton)	Low *	High *
Consolidated
Total revenues [1]	$ 4,160	$ 4,355
Gross profit	$ 1,040	$ 1,140

SG&A	$ 275	$ 285
Interest expense	$ 125	$ 130
Estimated tax rate (excluding discrete events)	20%	22%
Net earnings attributable to Martin Marietta	$ 490	$ 595
EBITDA [2]	$ 1,075	$ 1,185
Capital expenditures	$ 450	$ 500

Building Materials Business
Aggregates Product Line
Volume (total tons) [3]	164	167
% growth [3]	4.0%	6.0%
Average selling price per ton (ASP)	$13.85	$14.10
% growth [4]	3.0%	5.0%
Total revenues	$ 2,490	$ 2,595
Gross profit	$ 655	$ 715

Cement Product Line
Total revenues	$ 415	$ 445
Gross profit	$ 140	$ 160

Ready Mixed Concrete and Asphalt and Paving Product Lines
Total revenues	$ 1,370	$ 1,445
Gross profit	$ 160	$ 175

Magnesia Specialties Business
Total revenues	$ 265	$ 270
Gross profit	$ 85	$ 90

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	2018 consolidated total revenues exclude $380 million to $400 million related to estimated interproduct sales.
[2]	The 2018 guidance range for EBITDA is calculated in a manner consistent with the presentation of EBITDA. See appendix to this press release for a reconciliation to net earnings.
[3]

Represents 2018 total aggregates volumes, which includes approximately 11.2 million internal tons. Volume growth ranges are in comparison to total volumes of 157.7 million tons as reported for the full year 2017, which includes 10.9 million internal tons.

ASP growth ranges are in comparison to ASP of $13.46 per ton as reported for the full year 2017.

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Risks to Outlook

The outlook includes management’s assessment of the likelihood of certain risks and uncertainties that may affect performance, including but not limited to: both price and volume, and a widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the volatility in the commencement of infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a further decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery; a sustained reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws, rules and regulations; construction labor shortages and/or supply-chain challenges; and unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to its cement and/or its Magnesia Specialties production facilities.  Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability.  If these negatively affect transportation budgets more than in the past, construction spending could be reduced.  Cement is subject to cyclical supply and demand and price fluctuations.  The Magnesia Specialties business essentially runs at capacity; therefore, any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in construction markets.  This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, mitigate the risk of uncollectible receivables.  The level of demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Building Materials business and, therefore, profitability.  Production costs in the Building Materials business are also sensitive to energy and raw material prices, both directly and indirectly.  Diesel fuel, coal, and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts.  Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network.  The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization as well as the absolute price and fluctuation in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of rail cars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s efficient transportation of aggregates products in certain markets, most notably Texas, Colorado, Florida, North Carolina and the Gulf Coast.  In addition, availability of rail cars and locomotives affects the Company’s movement of essential dolomitic lime for magnesia chemicals, to both the Company’s plant in Manistee, Michigan and its customers.  The availability of trucks, drivers and railcars to transport the Company’s products, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

All of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability.  The first and fourth quarters are most adversely affected by winter weather.  Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. In fact, in August and September 2017, respectively, Hurricanes Harvey and Irma generated winds, rainfall and flooding which disrupted operations in Texas, Louisiana, Florida, Georgia and the Carolinas.  However, after flood waters recede, management typically expects an increase in construction activity as roads, homes and businesses are repaired.

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Risks to the outlook also include shipment declines resulting from economic events beyond the Company’s control.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP — earnings per diluted share excluding the impact of the 2017 Tax Act, EBITDA and the ratio of consolidated debt-to-consolidated EBITDA, as defined in the applicable credit agreement.  Tables reconciling these non-GAAP financial measures for the respective periods are included in the appendix to this earnings release.

Conference Call Information

The Company will discuss its fourth-quarter and full-year 2017 earnings results on a conference call and an online web simulcast today February 13, 2018.  The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time today.  An online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events will be available at the Company’s website.  Additionally, the Company has posted supplemental financial information related to its fourth-quarter and full-year performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 9492577.

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete, and asphalt. Through a network of operations spanning 26 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products.  For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  Forward-looking statements give the investor the Company’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as "anticipate," "expect," "should be," "believe," “will,” and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, the performance of the United States economy; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a further slowdown in energy-related construction activity, particularly in Texas; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Company’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Company, and may be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$911.3	$889.0	$3,721.4	$3,576.8
Freight and delivery revenues	59.2	59.8	244.2	241.9
Total revenues	970.5	948.8	3,965.6	3,818.7
Cost of sales	652.2	663.2	2,749.5	2,665.1
Freight and delivery costs	59.2	59.8	244.2	241.9
Total cost of revenues	711.4	723.0	2,993.7	2,907.0
Gross profit	259.1	225.8	971.9	911.7
Selling, general and administrative expenses	67.0	68.7	262.1	241.6
Acquisition-related expenses	5.3	0.1	8.6	0.9
Other operating expense (income), net	3.4	(0.7)	0.8	(8.1)
Earnings from operations	183.4	157.7	700.4	677.3
Interest expense	23.4	20.8	91.5	81.7
Other nonoperating (income) expense, net	(3.6)	0.5	(10.0)	(11.4)
Earnings before income tax (benefit) expense	163.6	136.4	618.9	607.0
Income tax (benefit) expense	(213.7)	37.6	(94.5)	181.6
Consolidated net earnings	377.3	98.8	713.4	425.4
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	(0.1)	0.1	-
Net earnings attributable to Martin Marietta Materials, Inc.	$377.2	$98.9	$713.3	$425.4

Net earnings per common share attributable to common shareholders:
Basic	$5.98	$1.56	$11.30	$6.66
Diluted	$5.95	$1.55	$11.25	$6.63

Dividends per common share	$0.44	$0.42	$1.72	$1.64

Average number of common shares outstanding:
Basic	62.9	63.3	62.9	63.6
Diluted	63.2	63.5	63.2	63.9

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Total revenues:
Building Materials Business:
Mid-America Group	$264.9	$254.8	$1,053.3	$1,017.1
Southeast Group	85.1	78.0	362.6	321.1
West Group	553.0	551.9	2,279.7	2,223.5
Total Building Materials Business	903.0	884.7	3,695.6	3,561.7
Magnesia Specialties	67.5	64.1	270.0	257.0
Total	$970.5	$948.8	$3,965.6	$3,818.7

Net sales:
Building Materials Business:
Mid-America Group	$247.8	$237.0	$982.1	$945.1
Southeast Group	81.9	74.4	348.4	304.5
West Group	519.9	518.2	2,142.8	2,089.2
Total Building Materials Business	849.6	829.6	3,473.3	3,338.8
Magnesia Specialties	61.7	59.4	248.1	238.0
Total	$911.3	$889.0	$3,721.4	$3,576.8

Gross profit (loss):
Building Materials Business:
Mid-America Group	$92.6	$82.4	$335.4	$306.5
Southeast Group	23.0	15.4	74.6	57.3
West Group	116.4	105.5	465.6	466.8
Total Building Materials Business	232.0	203.3	875.6	830.6
Magnesia Specialties	23.6	22.0	89.4	89.6
Corporate	3.5	0.5	6.9	(8.5)
Total	$259.1	$225.8	$971.9	$911.7

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$14.0	$13.5	$53.9	$52.7
Southeast Group	4.2	4.6	17.1	17.3
West Group	27.0	26.6	102.7	95.6
Total Building Materials Business	45.2	44.7	173.7	165.6
Magnesia Specialties	2.4	2.5	9.5	9.6
Corporate	19.4	21.5	78.9	66.4
Total	$67.0	$68.7	$262.1	$241.6

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$79.9	$70.7	$284.8	$258.4
Southeast Group	18.9	11.1	61.2	41.7
West Group	90.3	79.7	360.6	379.4
Total Building Materials Business	189.1	161.5	706.6	679.5
Magnesia Specialties	20.8	19.0	79.4	79.3
Corporate	(26.5)	(22.8)	(85.6)	(81.5)
Total	$183.4	$157.7	$700.4	$677.3

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Total revenues by product line:
Building Materials Business:
Aggregates	$565.2	$552.1	$2,341.5	$2,267.6
Ready Mixed Concrete	231.9	237.3	937.0	903.8
Cement	93.6	87.9	384.1	375.8
Asphalt and Paving	77.7	70.9	297.0	261.6
Less: Interproduct revenues	(65.4)	(63.5)	(264.0)	(247.1)
Total Building Materials Business	903.0	884.7	3,695.6	3,561.7
Magnesia Specialties Business	67.5	64.1	270.0	257.0
Total	$970.5	$948.8	$3,965.6	$3,818.7

Net sales by product line:
Building Materials Business:
Aggregates	$516.3	$501.2	$2,137.2	$2,060.9
Ready Mixed Concrete	231.6	237.1	936.1	902.6
Cement	90.2	85.4	371.5	364.5
Asphalt and Paving	76.9	69.4	292.5	257.9
Less: Interproduct sales	(65.4)	(63.5)	(264.0)	(247.1)
Total Building Materials Business	849.6	829.6	3,473.3	3,338.8
Magnesia Specialties Business	61.7	59.4	248.1	238.0
Total	$911.3	$889.0	$3,721.4	$3,576.8

Gross profit (loss) by product line:
Building Materials Business:
Aggregates	$161.3	$137.3	$601.9	$558.3
Ready Mixed Concrete	21.1	23.1	91.7	99.0
Cement	29.4	26.7	117.3	120.2
Asphalt and Paving	20.2	16.2	64.7	53.1
Total Building Materials Business	232.0	203.3	875.6	830.6
Magnesia Specialties Business	23.6	22.0	89.4	89.6
Corporate	3.5	0.5	6.9	(8.5)
Total	$259.1	$225.8	$971.9	$911.7

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	December 31,	December 31,
	2017	2016
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$1,446.4	$50.0
Accounts receivable, net	487.2	457.9
Inventories, net	600.6	521.6
Other current assets	97.0	56.9
Property, plant and equipment, net	3,592.8	3,423.4
Intangible assets, net	2,666.6	2,670.7
Other noncurrent assets	101.9	120.4
Total assets	$8,992.5	$7,300.9

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$299.9	$180.0
Other current liabilities	394.3	366.6
Long-term debt (excluding current maturities)	2,727.3	1,506.2
Other noncurrent liabilities	888.5	1,105.5
Total equity	4,682.5	4,142.6
Total liabilities and equity	$8,992.5	$7,300.9

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Twelve Months Ended
	December 31,
	2017	2016
Operating activities:
Consolidated net earnings	$713.4	$425.4
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	297.2	285.3
Stock-based compensation expense	30.5	20.5
(Gain) Loss on divestitures and sales of assets	(19.4)	0.4
Deferred income taxes	(239.1)	67.1
Other items, net	(13.1)	(17.8)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(29.3)	(25.1)
Inventories, net	(79.0)	(47.4)
Accounts payable	(17.9)	(8.1)
Other assets and liabilities, net	14.6	(11.1)
Net cash provided by operating activities	657.9	689.2

Investing activities:
Additions to property, plant and equipment	(410.3)	(387.3)
Acquisitions, net	(12.1)	(178.8)
Cash received in acquisition	-	4.3
Proceeds from divestitures and sales of assets	36.0	6.5
Payment of railcar construction advances	(43.6)	(82.9)
Reimbursement of railcar construction advances	43.6	82.9
Net cash used for investing activities	(386.4)	(555.3)

Financing activities:
Borrowings of long-term debt	2,408.8	560.0
Repayments of long-term debt	(1,065.0)	(449.3)
Payments on capital leases	(3.5)	(3.4)
Debt issue costs	(2.2)	(2.3)
Change in bank overdraft	-	(10.2)
Contributions by noncontrolling interest to joint venture	0.2	-
Distributions to owners of noncontrolling interests	-	(0.4)
Payments of deferred acquisition consideration	(2.8)	-
Repurchases of common stock	(100.0)	(259.2)
Dividends paid	(108.9)	(105.0)
Proceeds from exercise of stock options	10.1	27.2
Shares withheld for employees' income tax obligations	(11.8)	(9.7)
Net cash provided by (used for) financing activities	1,124.9	(252.3)

Net increase (decrease) in cash and cash equivalents	1,396.4	(118.4)
Cash and cash equivalents, beginning of period	50.0	168.4
Cash and cash equivalents, end of period	$1,446.4	$50.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2017		December 31, 2017
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group	(1.9%)	6.9%	(0.7%)	5.0%
Southeast Group	5.6%	4.2%	5.3%	8.7%
West Group	(1.5%)	(0.2%)	(2.2%)	1.7%
Total Aggregates Product Line (2)	(0.9%)	4.0%	(0.6%)	4.5%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in thousands)	2017	2016	2017	2016
Mid-America Group	17,915	18,269	72,539	73,060
Southeast Group	4,849	4,594	20,429	19,396
West Group	15,094	15,324	64,730	66,170
Total Aggregates Product Line (2)	37,858	38,187	157,698	158,626

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Shipments (in thousands)
Aggregates tons - external customers	35,201	35,677	146,818	148,198
Internal aggregates tons used in other product lines	2,657	2,510	10,880	10,428
Total aggregates tons	37,858	38,187	157,698	158,626

Ready Mixed Concrete - cubic yards	2,116	2,220	8,559	8,490

Cement tons - external customers	524	496	2,271	2,331
Internal cement tons used in other product lines	300	314	1,196	1,194
Total Cement tons	824	810	3,467	3,525

Asphalt tons - external customers	260	268	1,123	1,023
Internal asphalt tons used in road paving business	552	534	2,167	2,131
Total asphalt tons	812	802	3,290	3,154

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$13.55	$13.03	$13.46	$12.88
Ready Mixed Concrete (per cubic yard)	$107.07	$104.84	$107.27	$104.26
Cement (per ton)	$108.23	$103.94	$105.97	$101.96
Asphalt (per ton)	$44.42	$38.21	$43.41	$39.20

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of December 31, 2017, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at December 31, 2017, for the trailing-12 months EBITDA. For supporting calculations, refer to Company's website at www.martinmarietta.com.

Twelve Month Period
January 1, 2017 to
December 31, 2017
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$713.3
Add back:
Interest expense	91.5
Depreciation, depletion and amortization expense	294.0
Stock-based compensation expense	30.5
Acquisition-related expenses	8.6

Deduct:
Income tax benefit	(94.6)
Interest income	(0.7)

Consolidated EBITDA, as defined by the Company's Credit Agreement	$1,042.6

Consolidated Net Debt, as defined and including debt for which the Company is a co-borrower, at December 31, 2017	$1,643.0

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement,
at December 31, 2017, for the trailing-12 months EBITDA	1.58 times

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (Continued)
(Dollars in millions)

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow.  For further information on EBITDA, refer to the Company's website at www.martinmarietta.com.  EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$262.4	$229.7	$1,004.4	$971.6

A Reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to Consolidated EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Earnings Attributable to Martin Marietta Materials, Inc.	$377.2	$98.9	$713.3	$425.4
Add back:
Interest Expense	23.4	20.8	91.5	81.7
Income Tax (Benefit) Expense for Controlling Interests	(213.6)	37.6	(94.4)	181.5
Depreciation, Depletion and Amortization Expense	75.4	72.4	294.0	283.0
Consolidated EBITDA	$262.4	$229.7	$1,004.4	$971.6

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to the midpoint of the range for EBITDA included in the full-year 2018 outlook is as follows:

	Midpoint of Full-Year 2018 Outlook
Net Earnings Attributable to Martin Marietta Materials, Inc.	$542.5
Add back:
Interest Expense	127.5
Taxes on Income	145.0
Depreciation, Depletion and Amortization Expense	315.0
Consolidated EBITDA	$1,130.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (Continued)
(Dollars in millions)

Earnings per diluted share excluding the impact of the Tax Cuts and Jobs Act of 2017 (2017 Tax Act) is a non-GAAP measure.  The Company presents this measure to provide an earnings per diluted share measure that is comparable to prior periods as the impact of the 2017 Tax Act is a nonrecurring, non-cash benefit.  The following reconciles earnings per diluted share in accordance with generally accepted accounting principles to earnings per diluted share excluding the impact of the 2017 Tax Act for the quarter and year ended December 31, 2017:

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Earnings per diluted share in accordance with generally accepted accounting principles	$5.95	$11.25
Less: Per diluted share impact of the 2017 Tax Act	(4.07)	(4.07)
Earnings per diluted share excluding the impact of the 2017 Tax Act	$1.88	$7.18

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